Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Innospec Inc.:

We consent to the incorporation by reference, in the registration statements (Nos. 333-131687, 333-124139, 333-174050 and 333-174439) on Form S-8 of Innospec Inc., of our report dated February 13, 2013, with respect to the consolidated balance sheets of Innospec Inc. and its subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income and accumulated other comprehensive loss, cash flows and stockholders’ equity for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Innospec Inc..

Our report dated February 13, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that our audit of internal control over financial reporting of Innospec Inc. excluded an evaluation of the internal control over financial reporting of Strata Control Services, Inc. which was acquired on December 24, 2012.

KPMG Audit Plc

Manchester, United Kingdom

February 13, 2013